Exhibit 99.1

Padraig McDonnell Assumes Agilent CEO Role

SANTA CLARA, Calif. May 1, 2024 - Agilent Technologies Inc. (NYSE:‑A) today announced that Padraig McDonnell has assumed the role of Agilent CEO, effective immediately. His appointment is part of the company’s CEO transition plan announced Feb. 21. McDonnell is the fourth CEO in Agilent’s history and succeeds Mike McMullen, who will serve as an adviser until he retires Oct. 31.

“It’s an incredible honor to serve as CEO of this great company that impacts the world by advancing the quality of life,” McDonnell said. “I’m proud of how we forge partnerships with our customers to help them bring great science to life, and I’m excited to lead Agilent because of the possibilities that lie ahead for us.”

“Based on his proven record of success, we firmly believe Padraig McDonnell is the right choice to lead Agilent,” said Koh Boon Hwee, chairman of Agilent's Board of Directors. “We look forward to working with him to build on that success as CEO.”

Before being named CEO-elect in February, McDonnell, 52, had served as president of the Agilent CrossLab Group (ACG) since May 2020. His role leading ACG expanded in November 2021, when he was also named to lead the company’s commercial organization as chief commercial officer.

As President of ACG, McDonnell drove outstanding growth in Agilent's services business, with significant improvements in profitability and customer satisfaction. As chief commercial officer, he also led the transformation of the customer experience at Agilent by improving the end-to-end customer journey and customer lifetime value.

Prior to becoming ACG president, McDonnell was vice president and general manager of Agilent's Chemistries and Supplies Division, a role to which he was named in 2017. He has been in the analytical- and scientific-instrument industry for 26 years, starting his career with Agilent's predecessor Hewlett-Packard Co. in 1998.

“With Padraig at the helm, the future is bright for Agilent,” McMullen said. “His leadership skills, knowledge and customer focus will serve the company well for many years to come.”

For more information regarding Agilent’s new CEO, please visit the Agilent website.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is a global leader in analytical and clinical laboratory technologies, delivering insights and innovation that help our customers bring great science to life. Agilent’s full range of solutions includes instruments, software, services, and expertise that provide trusted answers to our customers' most challenging questions. The company generated revenue of $6.83 billion in fiscal 2023 and employs approximately 18,000 people worldwide. Information about Agilent is available at www.agilent.com. To receive the latest Agilent news, subscribe to the Agilent Newsroom. Follow Agilent on LinkedIn and Facebook.

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